Exhibit 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

September 29, 2003

Immucor, Inc.
3130 Gateway Drive
Norcross, Georgia 30091

Gentlemen:

        We have acted as legal counsel to Immucor, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering the offering of up to 85,833 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), that may be issued pursuant to the Immucor, Inc. 1995 Stock Option Plan, as amended effective July 31, 1998 (the “Plan”). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that upon (a) effectiveness of the Registration Statement, and (b) the issuance of the Shares covered by the Registration Statement in accordance with the terms and conditions of the Plan, the Shares will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

Sincerely,

                                                           SUTHERLAND ASBILL & BRENNAN LLP

                    By: /s/ Philip H. Moïse
                     Philip H. Moïse, Partner